EXHIBIT 10.5*

CONFIDENTIAL TREATMENT REQUESTED BY
EASYLINK SERVICES INTERNATIONAL CORPORATION
UNDER RULE 24b-2

*CONFIDENTIAL TREATMENT

CONFIDENTIAL PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED PURSUANT TO THE RULES AND REGULATIONS OF THE SECURITIES AND EXCHANGE COMMISSION. “X” HAS BEEN USED TO IDENTIFY INFORMATION WHICH IS SUBJECT TO A CONFIDENTIAL TREATMENT REQUEST.

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is entered into on September 29, 2011 (the “Effective Date”) between, EasyLink Services International Corporation (the “Company”) and Patrick A. Harper (“Harper”).

In consideration of the mutual covenants and conditions set forth herein, the parties hereby agree as follows:

1.           Employment. The Company hereby employs Harper in the capacity of Executive Vice President of Global Operations.  Harper accepts such employment and agrees to perform such services as are customary to such office and as shall from time to time be assigned to him by the Company’s Chief Executive Officer.  Harper will perform his duties so as to cause the Business of the Company to be operated in accordance with an annual operating plan and budget developed jointly by the Board and the Company and approved by the Board.  For purposes of this Agreement, the “Business” of the Company is to provide business-to-business supply chain data interchange in multiple electronic formats.

2.           Term. The employment hereunder shall be for a period commencing on the Effective Date and ending on November 1, 2012 (the “Employment Period”).  Unless either party elects not to extend the term of this Agreement by so notifying the other in writing at least 30 days prior to November 1, 2012 and November 1 of each year thereafter, the Employment Period shall automatically extend for an additional one year period upon November 1 of each such year.  Harper’s employment will be on a full-time basis requiring the devotion of such amount of his productive time as is necessary for the efficient operation of the Business of the Company.

3.           Compensation and Benefits.

3.1           Salary.  For the performance of Harper’s duties hereunder, the Company shall pay Harper (i) an annual base salary in the amount as provided on Exhibit A, a copy of which is attached hereto and incorporated herein by reference, payable in accordance with the Company’s standard payroll policies, which may be changed from time to time (but in no case less frequently than monthly).

3.2           Annual Cash Incentive. Harper will receive the opportunity to earn an annual cash incentive pursuant to the terms of Exhibit A attached hereto (the “Annual Cash Incentive”).  The Company agrees to negotiate in good faith a new Annual Cash Incentive Plan for each year of Harper’s employment subsequent to Fiscal 2012.  If the Company fails to negotiate a new Cash Incentive Plan for any year after Fiscal 2012, then the Annual Cash Incentive in effect for the preceding year will govern.  Notwithstanding any of the provisions of this Agreement, the Annual Cash Incentive, to the extent payable for any fiscal year of the Company, will be paid no later than the 15th day of the third month following the end of the fiscal year of the Company to which the Annual Cash Incentive relates.

3.3           Benefits. The Company shall provide to Harper the benefits as described on Exhibit B attached hereto.

3.4           Reimbursement of Expenses. Harper shall be entitled to be reimbursed for all actual and reasonable expenses, including but not limited to, expenses for travel, meals and entertainment, incurred by Harper in connection with and reasonably related to the furtherance of the Company’s Business, per Company travel guidelines in effect from time to time. Subject to the Company travel guidelines in effect from time to time, the Company will reimburse Harper for such actual and reasonable expenses no later than the last day of the calendar year following the calendar year in which Harper incurs the reimbursable expense.

3.5           Equity Grants. The parties incorporate the terms of Exhibit A attached hereto regarding the equity grants described therein, provided however, that upon any Change of Control of the Company as defined in Section 4 of this Agreement or if Harper’s employment is terminated under Sections 5.1(b), (d) or (e) of this Agreement, any of Harper’s equity-based incentive compensation (whether granted pursuant to this Agreement or otherwise) that has not yet vested will vest immediately.

4.           Change of Control.  For the purposes of this Agreement, the term “Change of Control” shall mean a change in the beneficial ownership of the Company’s voting stock pursuant to which:

(a)           any “person,” including a “syndicate” or “group” as those terms are used in Section 13(d)(3) of the Securities Exchange Act of 1934, is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding “Voting Securities,” which is any security that ordinarily possesses the power to vote in the election of the board of directors of a corporation without the happening of any precondition or contingency; or

(b)           the Company is merged or consolidated with another corporation and immediately after giving effect to the merger or consolidation less than 50% of the outstanding Voting Securities of the surviving or resulting entity are then beneficially owned in the aggregate by either the shareholders of the Company immediately prior to such merger or consolidation, or, if a record date has been set to determine the shareholders of the Company entitled to vote on such merger or consolidation, the shareholders of the Company as of such record date; or

(c)           the Company transfers substantially all of its assets to another corporation, other than a corporation of which the Company owns, directly or indirectly, at least 50% of the combined voting power of such corporation’s outstanding voting securities.

5.           Termination.

5.1           Termination Events. Harper’s employment hereunder will terminate upon the occurrence of any of the following events:

(a)           Death;

(b)           Disability:  If Harper is unable perform the duties assigned to him hereunder for a continuous period exceeding 90 days by reason of injury, physical or mental illness or other disability, which condition has been certified by a physician; then, upon written notice to Harper or his personal representative setting forth specifically the nature of the disability and the resulting performance failures and Harper’s failure to cure the cited performance failures within ten days of receipt of such notice, the Company may discharge Harper; or

(c)           Cause:  As used in this Agreement, “Cause” shall mean:

(i)
Harper’s conviction of (or pleading guilty or nolo contendere to) a felony or any misdemeanor involving dishonesty or moral turpitude; provided, however, that prior to discharging Harper for Cause, the Board shall give a written statement of findings to Harper setting forth specifically the grounds on which Cause is based, and Harper shall have a period of ten days thereafter to respond in writing to the Board’s findings; or

(ii)
Harper’s willful and continued failure to substantially perform his duties with the Company (other than any failure resulting from death, illness or disability) that has, or can reasonably be expected to have, a direct and material adverse monetary effect on the Company, provided that the Board has tendered written notice to Harper specifying the nature of the misconduct or performance deficiency and giving Harper 20 days to cure such deficiency.  For purposes of this subsection (ii), no act or failure to act on Harper’s part shall be considered “willful” if done, or omitted to be done, by Harper in good faith and with reasonable belief that Harper’s action or omission was in the best interest of the Company.  Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Employee in good faith and in the best interests of the Company;

(d)           Without Cause: The Board may terminate Harper by issuing at least 30 days’ advance written notice, subject to the severance provisions set forth below;

(e)           By Harper With Cause: Harper may terminate his employment due to either (i) a material default by the Company in the performance of any of its obligations hereunder, or (ii) an Adverse Change in Duties (as defined below), which default or Adverse Change in Duties remains unremedied by the Company for a period of 30 days following its receipt of written notice thereof from Harper; provided, however, that Harper must provide written notice to the Company of the condition which would constitute cause for terminating his employment hereunder within 90 days of the initial existence of the condition, and, assuming such default or Adverse Change in Duties remains unremedied by the Company after the 30-day period set forth above, Harper then must terminate his employment within 12 months of the initial existence of the condition; or

(f)           By Harper Without Cause: Harper may terminate his employment for any reason upon the furnishing of at least 30 days’ advance written notice to the Board.

As used herein, “Adverse Change in Duties” means an action or series of actions taken by the Company, without Harper’s prior written consent, that results in:

(1)           A material diminution in Harper’s authority, duties or responsibilities;

(2)           A material diminution in Harper’s base compensation;

(3)           A material diminution in the authority, duties or responsibilities of the supervisor to whom Harper is required to report;

(4)           A material diminution in the budget over which Harper retains authority; and

(5)           A material change in the geographic location of the Company, as located at the time of this Agreement, at which Harper performs his duties.

5.2           Effects of Termination and Change of Control.

(a)           Upon termination of Harper’s employment hereunder for any reason, the Company will promptly (but in no event later than 30 days after termination of engagement) pay Harper all compensation owed to Harper and unpaid through the date of termination (including, without limitation, salary and employee expense reimbursements).

(b)           In addition, upon any Change of Control of the Company as defined in Section 4 of this Agreement or if Harper’s employment is terminated under Sections 5.1 (b), (d) or (e), the Company shall also pay Harper an aggregate severance amount equal to the sum of (A) Harper’s then-applicable annual base salary plus (B) the Target Annual Cash Incentive for the fiscal year in which the termination or Change of Control, as applicable, occurred. Such severance amount shall be paid in a single lump sum within thirty days of the date of termination or consummation of a Change of Control, as applicable.  Notwithstanding anything to the contrary contained in the foregoing, Harper is entitled to only one such severance payment pursuant to this Section 5.2(b) regardless of the occurrence of multiple events that would result in such severance payment.

(c)           The Company shall have the right to offset against any damages resulting from a breach by Harper of Section 5.3 or Section 6 of this Agreement, in which case, such offset shall be applied in full against the payments remaining to be paid to Harper, from earliest to latest, and then to recover any amounts previously paid.

5.3           Restrictive Covenants. Upon termination of Harper’s employment hereunder for any reason, Harper agrees that for the one-year period following the termination of employment, Harper will not:

(a) directly or indirectly, within a ten-mile radius of Harper’s office at the Company, whether for his own account or as an individual, employee, director, consultant or advisor, or in any other capacity whatsoever, provide services that are substantially similar to the services he provided to the Company to any person, firm, corporation or other business enterprise that competes with the Business of the Company, unless he obtains the prior written consent of the Board;

(b) directly or indirectly encourage or solicit, or attempt to encourage or solicit, on behalf of any person, firm, corporation or other business enterprise that competes with the Business of the Company, any individual to leave the Company’s employ for any reason or interfere in any other manner with the employment relationships at the time existing between the Company and its current or prospective employees; or

(c) induce or attempt to induce, on behalf of any person, firm, corporation or other business enterprise that competes with the Business of the Company, any provider, payor, customer, supplier, distributor, licensee or other business relation of the Company with whom Harper dealt at any time during the two-year period preceding his termination of employment to cease doing business with the Company or in any way interfere with the existing business relationship between any such customer, supplier, distributor, licensee or other business relation described above and the Company.

Harper acknowledges that monetary damages will not be sufficient to compensate the Company for any economic loss that may be incurred by reason of breach of the foregoing restrictive covenants.  Accordingly, in the event of any such breach, the Company shall, in addition to any remedies available to the Company at law, be entitled to obtain equitable relief in the form of an injunction precluding Harper from continuing to engage in such breach.

In the event that any of the foregoing restrictive covenants are too broad to be enforceable, the parties request and agree that they may be reduced to such lesser breadth as may be necessary to make them enforceable.  The covenants in this Section 5.3 shall be construed as an agreement independent of any other agreement between the parties.  Harper agrees that the existence of any claim or cause of action of Harper against the Company, whether predicated upon this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of these covenants.

6.           Confidentiality.  During the term of this Agreement and for 36 months after Harper’s termination of employment with the Company, Harper will continue to be bound by the terms of that certain Confidentiality Agreement entered into between Harper and the Company on or about October 21, 2010.

7.           General Provisions.

7.1           Assignment. Harper may not assign or delegate any of his rights or obligations under this Agreement.  The Company may assign its rights and obligations under this Agreement to any successor to the Company through merger, consolidation, sale or the like.

7.2           Entire Agreement. This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes any and all prior agreements between the parties relating to such subject matter.

7.3           Modifications. This Agreement may be changed or modified only by an agreement in writing signed by the party against whom enforcement is sought.

7.4           Successors and Assigns. The rights and duties under this Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their successors and assigns, legal representatives, heirs, legatees, distributees, assigns and transferees by operation of law, whether or not any such person or entity shall have become a party to this Agreement and have agreed in writing to join and be bound by the terms and conditions hereof.

7.5           Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Georgia.

7.6           Severability; Partial Invalidity. If any provision of this Agreement or any instrument or document delivered in connection herewith is held to be illegal, invalid or unenforceable under present or future laws effective during the term of this Agreement (the “Offending Provision”), the Offending Provision shall be fully severable; this Agreement shall be construed and enforced as if the Offending Provision had never comprised a part of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the Offending Provision or by its severance from this Agreement.  Furthermore, in lieu of the Offending Provision, there shall be added automatically as a part of this Agreement a provision as similar in terms to the Offending Provision as may be possible and be legal, valid and enforceable.

7.7           Further Assurances. The parties will execute such further instruments and take such further actions as may be reasonably necessary to carry out the intent of this Agreement.

7.8           Notices. Any notices or other communications required or permitted hereunder shall be in writing and shall be deemed received by the recipient when delivered personally or, if mailed, five (5) days after the date of deposit in the United States mail, certified or registered, postage prepaid and addressed, in the case of the Company, to:

EasyLink Services International Corporation
6025 The Corners Parkway
Suite 100
Norcross, Georgia 30092

and, in the case of Harper, to:

4382 Karl’s Gate Drive
Marietta, GA  30068

or to such other address as either party may later specify by at least ten (10) days’ advance written notice delivered to the other party in accordance herewith.

7.9           No Waiver. The failure of either party to enforce any provision of this Agreement shall not be construed as a waiver of that provision, nor prevent that party thereafter from subsequently enforcing that provision or any other provision of this Agreement.

7.10           Legal Fees and Expenses. In the event of any disputes arising under or related to this Agreement, the prevailing party shall be entitled to be paid its reasonable attorneys’ fees and litigation expenses incurred in connection with such dispute from the other party to such dispute.

7.11           Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

7.12           Omnibus 409A Provision. This Agreement is intended to be exempt from treatment as deferred compensation under Section 409A of the Internal Revenue Code (the “Code”) and shall be construed and interpreted in accordance therewith.  All rights to payments under this Agreement shall be treated as rights to receive a series of separate payments to the fullest extent permitted by Section 409A of the Code.  Notwithstanding the preceding, the Company shall not be liable to Harper or any other person if the Internal Revenue Service or any court or other authority having jurisdiction over such matter determines for any reason that any payment under this Agreement is subject to taxes, penalties or interest as a result of failing to comply with Section 409A of the Code.

Notwithstanding any of the provisions of this Agreement, if Harper is a “specified employee” (within the meaning of Section 409A of the Code), and any payments hereunder are not otherwise exempt from Section 409A of the Code, then, to the extent necessary to comply with Section 409A of the Code, no payments may be made hereunder before the date which is six months after the date of Harper’s “separation from service” within the meaning of Section 409A of the Code or, if earlier the date of Harper’s death.  Because the amounts payable hereunder will be made in all events no later than the 15th day of the third month following the end of (i) the calendar year or (ii) the fiscal year of the Company in which Harper terminates employment, whichever is later, then all amounts payable hereunder should be exempt from Section 409A of the Code as a short-term deferral.  Consequently, this “specified employee” six-month delay provision will only be applicable if it is subsequently determined that the amounts to be paid pursuant to this Agreement are not exempt from Section 409A of the Code.  For purposes hereof, termination of employment shall be read to mean a “separation from service” within the meaning of Section 409A of the Code where it is reasonably anticipated that no further services would be performed after such date or that the level of bona fide services Harper would perform after that date (whether as an employee or an independent contractor) would permanently decrease to no more than 20 percent of the average level of bona fide services performed over the immediately preceding 36-month period.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

/s/ Patrick A. Harper
Patrick A. Harper

EasyLink Services International Corporation

By:	/s/ Glen E. Shipley
	Name:	Glen E. Shipley
	Title:	CFO

EXHIBIT A

Fiscal 2012 Compensation Plan

Mr. Pat Harper, Executive Vice President of Global Operations

SALARY FOR FISCAL 2012

For Fiscal 2012 (and each fiscal year thereafter, unless otherwise determined by the Company), the Company shall pay you a salary of $200,000 annually.  The Company, through the Compensation Committee of the Board of Directors, will review your salary annually and, in its sole discretion, may increase but not decrease your salary as appropriate, subject to the approval of the Compensation Committee of the Board of Directors.

ANNUAL CASH INCENTIVE FOR FISCAL 2012

You shall have the opportunity to earn an Annual Cash Incentive based on the Company’s and your personal performance during Fiscal 2012.  The Company, through the Compensation Committee of the Board of Directors, retains the right to adjust your Annual Cash Incentive plan at any time as business circumstances or other factors reasonably dictate.

Your targeted Annual Cash Incentive for Fiscal 2012 is $100,000 (“Target Annual Cash Incentive for 2012”).  With respect to the Annual Cash Incentive for Fiscal 2012, the Compensation Committee will determine the payout of this amount based on a combination of 50% payout on satisfaction of item 1 of the Company objectives relating to Company revenue (the “Company Revenue Bonus for 2012”) and 50% payout on item 2 of the Company objectives relating to Company EBITDA (the “Company EBITDA Bonus for 2012”), as provided below:

COMPANY OBJECTIVES

1.
Total revenue of $[XXXXXXXXXX] (the “2012 Revenue Target”) – The Company Revenue Bonus for 2012 will be earned if the Company achieves a minimum total revenue for Fiscal 2012 equal to the 2012 Revenue Target, in accordance with and subject to the following.  None of the Company Revenue Bonus for 2012 will be earned if the Company achieves total revenue for Fiscal 2012 equal to or less than 90% of the 2012 Revenue Target.  If the Company achieves total revenue for Fiscal 2012 greater than 90% of the 2012 Revenue Target, then the percentage of the Company Revenue Bonus for 2012 earned will equal approximately (i) 10, times (ii) a percentage equal to (a) the actual amount of total revenue for Fiscal 2012 divided by the 2012 Revenue Target, minus (b) 0.9.

2.
EBITDA of $[XXXXXXXXXX] (the “2012 EBITDA Target”) – The Company EBITDA Bonus for 2012 will be earned if the Company achieves a minimum EBITDA for Fiscal 2012 equal to the 2012 EBITDA Target, in accordance with and subject to the following.  None of the Company EBITDA Bonus for 2012 will be earned if the Company achieves EBITDA for Fiscal 2012 equal to or less than 90% of the 2012 EBITDA Target.  If the Company achieves EBITDA for Fiscal 2012 greater than 90% of the 2012 EBITDA Target, then the percentage of the Company EBITDA Bonus for 2012 earned will equal approximately (i) 10, times (ii) a percentage equal to (a) the actual amount of EBITDA for Fiscal 2012 divided by the 2012 EBITDA Target, minus (b) 0.9.  For purposes of this paragraph, EBITDA shall mean net profit before taxes, interest expense (net of capitalized interest expense), depreciation expense and amortization expense, all in accordance with GAAP, excluding stock-based compensation expense, cumulative effect of accounting changes and one-time, nonrecurring items.

EXHIBIT B

Benefits

You will be eligible to participate in benefit plans and/or programs which the Company may offer to its employees or executives from time to time.  Your eligibility for such plans and/or programs will be determined by the terms of such plans and/or programs.  Among the benefits currently offered by the Company to its employees are medical and dental insurance and a 401k plan, which are described below.  Please be advised, however, that the Company reserves the right to amend, modify, or terminate any of its benefits plans and/or programs at any time in its sole discretion.  You will be eligible for three weeks vacation in accordance with the Company’s accrual policy.

Medical Insurance.  Currently, the Company offers its employees medical insurance.  The Company currently contributes a portion of your premium for employee coverage, and you will be responsible for contributing for additional family coverage through pre-tax payroll deduction.

Dental Insurance.  The Company presently offers its employees dental insurance.  The Company currently contributes a portion of your premium for employee coverage, and you will be responsible for contributing for additional family coverage through pre-tax payroll deduction.

401k Plan.  The Company presently offers its employees a 401k plan with a Company match to be determined annually by the Compensation Committee of the Board of Directors.   You may elect to contribute pre-tax deferrals through payroll deduction pursuant to the terms of the 401k plan.